                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)

                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            NETWORKS ASSOCIATES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)    Title of each class of securities to which transaction applies:

        (2)    Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)    Proposed maximum aggregate value of transaction:

        (5)    Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)    Amount Previously Paid:

        (2)    Form, Schedule or Registration Statement No.:

        (3)    Filing Party:

        (4)    Date Filed:

                                 [NETWORK LOGO]

                             2002 NOTICE OF ANNUAL
                             STOCKHOLDERS' MEETING
                              AND PROXY STATEMENT

                                  MAY 15, 2002
                                   2:00 P.M.
                                   TECH MART
                           5201 GREAT AMERICA PARKWAY
                         SANTA CLARA, CALIFORNIA 95054

                                 [NETWORK LOGO]

                           NETWORKS ASSOCIATES, INC.
                              3965 FREEDOM CIRCLE
                         SANTA CLARA, CALIFORNIA 95054

                                 APRIL 11, 2002

Dear Network Associates Stockholder:

     You are cordially invited to join us at the annual meeting of stockholders of Network Associates on May 15, 2002.

     It is important that your shares are represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope or vote by telephone or internet by following the instructions on the proxy card. Returning the proxy does not deprive you of your right to attend the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so by voting in person at the annual meeting.

     On behalf of the board of directors, I would like to thank you for your continued interest in Network Associates. I look forward to seeing you at the annual meeting.

                                           Sincerely,

                                           /s/ George Samenuk
                                           George Samenuk
                                           Chairman of the Board
                                           and Chief Executive Officer

                                 [NETWORK LOGO]

                           NETWORKS ASSOCIATES, INC.
                              3965 FREEDOM CIRCLE
                         SANTA CLARA, CALIFORNIA 95054
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 2002
                            ------------------------

     The Annual Meeting of Stockholders of Networks Associates, Inc., will be held on Wednesday May 15, 2002, at 2:00 p.m. Pacific Daylight Time at the Tech Mart, 5201 Great America Parkway, Santa Clara, California 95054, for the following purposes:

     1. To elect one director for a three-year term;

     2. To amend our 1997 Stock Incentive Plan;

     3. To ratify the adoption of our 2002 Employee Stock Purchase Plan;

     4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the year ended December 31, 2002; and

     5. To transact any other business as may properly come before the meeting.

     Only stockholders owning our shares at the close of business on April 5, 2002 are entitled to attend and vote at the meeting. For ten days prior to the meeting, a complete list of these stockholders will be available during ordinary business hours at our principal office.

                                           By order of the Board of Directors,

                                           /s/ Kent Roberts
                                           Kent H. Roberts
                                           Secretary

Santa Clara, California
April 11, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROCEDURAL INFORMATION......................................    1
PROPOSALS TO BE VOTED ON....................................    2
BOARD OF DIRECTORS..........................................    4
  Biographies...............................................    4
  Meetings of the Board of Directors........................    5
  Compensation of Directors.................................    5
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
  OWNERS....................................................    6
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....    8
AUDIT COMMITTEE REPORT......................................   10
COMPARISON OF STOCKHOLDER RETURN............................   11
EXECUTIVE COMPENSATION AND OTHER MATTERS....................   12
  Summary Compensation Table................................   12
  Aggregate Option Exercises in 2001 and Year-End Option
     Values.................................................   15
  Employment and Change in Control Arrangements.............   16
  Indebtedness of Management................................   17
  Officers and Directors Insurance..........................   17
  New Plan Benefits.........................................   18
  Certain Transactions......................................   18
OTHER INFORMATION...........................................   20
APPENDIX A -- Summary of the 1997 Stock Incentive Plan......  A-1
APPENDIX B -- Summary of the 2002 Employee Stock Purchase
  Plan......................................................  B-1

                           NETWORKS ASSOCIATES, INC.
                              3965 FREEDOM CIRCLE
                         SANTA CLARA, CALIFORNIA 95054

     The accompanying proxy is solicited by our board of directors for use at the 2002 Annual Meeting of Stockholders to be held May 15, 2002 at 2:00 p.m. Pacific Daylight Time or any adjournment thereof. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. PLEASE READ IT CAREFULLY.

                             PROCEDURAL INFORMATION

     Only stockholders owning our shares at the close of business on April 5, 2002 (the "record date") are entitled to attend and vote at the meeting. For ten days prior to the meeting, a complete list of these stockholders will be available during ordinary business hours at our principal office. As of the record date, there were 146,741,467 shares of our common stock outstanding.

     Solicitation of Proxies. The cost of soliciting proxies, including the preparation, assembly, printing and mailing of the proxy statement, the proxy material and any other material provided to stockholders, will be borne by us. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. We have engaged the firm of Georgeson Shareholder Communications, Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay Georgeson Shareholder Communications, Inc. a fee of $14,500 plus expenses for these services.

     Voting of Proxies. The required quorum for the transaction of business at the annual meeting is a majority of the shares of the common stock issued and outstanding on the record date. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to a proposal.

     Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

     Quorum; Abstentions; Broker Non-votes. The required quorum for the transaction of business at the annual meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the record date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" will be treated as being present at the meeting for purposes of establishing a quorum and also will be treated as shares entitled to vote at the annual meeting (the "votes cast") with respect to such matter.

     Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for the purposes of determining both (i) the presence or absence of quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than election of directors). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, a broker non-vote will not affect the outcome of the voting on a proposal.

     Deadline for Receipt of Stockholder Proposals. Proposals by our stockholders which are intended to be presented by such stockholders at our 2003 Annual Meeting must be submitted in accordance with the provisions of our bylaws and must be received by us no later than December 12, 2002 in order to be:

     - considered for inclusion in the proxy statement and form of proxy relating to that meeting; and

     - considered at the meeting.

     Stockholder proposals, including stockholder nominations for directors, must be delivered to us at our offices at 3965 Freedom Circle, Santa Clara, California 95054, on or prior to the deadline of December 12, 2002. Stockholders wishing to make stockholder proposals should contact the corporate secretary for details of the information to be included in such proposals.

                            PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1 -- ELECTION OF DIRECTOR

     The nominee for election at the annual meeting is Ms. Liane Wilson. Ms. Wilson is a Class I director. If elected, Ms. Wilson will serve as a director until the annual meeting in 2005. Ms. Virginia Gemmell's and Mr. Edwin Harper's terms as directors will conclude at the 2002 Annual Meeting and they are not standing for reelection. At such time, our board of directors will consist of eight directors with three vacancies.

     The nominee receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as a Class I director. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum but are not counted as affirmative votes. A broker non-vote will be counted for the purpose of determining the presence or absence of a quorum, but, under Delaware law, it will have no legal effect upon the election of directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEE.

PROPOSAL NO. 2 -- AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN

     We believe that stock options are an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The 1997 Stock Incentive Plan is intended to offer a significant incentive by allowing employees to purchase our common stock. With limited exceptions, options to purchase our common stock are granted under our 1997 Stock Incentive Plan at a price equal to the fair market value on the date stock options are granted. Other than limited cases, options granted under the 1997 Stock Incentive Plan only become valuable if the price of our common stock increases over time and as the options vest.

     Currently, a maximum of 27.48 million shares may be granted under the 1997 Stock Incentive Plan. As of March 15, 2002, 23.82 million shares had been issued and 3.66 million shares remained available for grant.

     The amendment would increase the number of shares issuable under the 1997 Stock Incentive Plan by 5.0 million shares, bringing the total that may be granted under the 1997 Incentive Plan to 32.48 million shares.

     The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the annual meeting will be required to approve this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN.

     If you would like more information about the 1997 Stock Incentive Plan, a summary of its terms is included in Appendix A to this proxy statement.

PROPOSAL NO. 3 -- APPROVAL OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN

     Our 1994 Employee Qualified Stock Purchase Plan terminated in January 2002. Our board of directors determined that it is in our best interests and the best interests of our stockholders to adopt a new employee stock purchase plan. If our stockholders approve the adoption of the new employee stock purchase plan, the total number of shares available to be issued under such plan will be 2,000,000.

     The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the annual meeting will be required to approve this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN.

     If you would like more information about the 2002 Employee Stock Purchase Plan, a summary of its terms is included in Appendix B to this proxy statement.

PROPOSAL NO. 4 -- SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Our board of directors has selected PricewaterhouseCoopers LLP as independent accountants to audit our financial statements for the fiscal year ending December 31, 2002. PricewaterhouseCoopers LLP has acted in this capacity since its appointment during the fiscal year ended December 31, 1991. A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting in order to respond to questions from stockholders and will have the opportunity to make a statement.

AUDIT FEES

     Audit fees billed to us by PricewaterhouseCoopers LLP during our 2001 fiscal year for the audit of our consolidated annual financial statements and review of the consolidated financial statements included in our quarterly reports on Form 10-Q totaled $1,593,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     In 2001, we completed the implementation project for our ERP system. As part of that project, PricewaterhouseCoopers LLP was engaged to review the system design and controls. These fees totaled $303,000.

ALL OTHER FEES

     All other fees billed to us by PricewaterhouseCoopers LLP during our fiscal year 2001 totaled $2,146,000, of which $1,405,000 were for tax related services and $741,000 were for audit related services, primarily statutory audits of foreign entities, securities filings and consulting on accounting matters.

     The audit committee of the board of directors has made a determination that the provision of services by PricewaterhouseCoopers LLP other than for audit related services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent accountants.

     The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the annual meeting will be required to approve this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS.

BOARD OF DIRECTORS

     We have a classified board of directors which is divided into three classes with staggered three-year terms. At each annual meeting, the term of one class expires. Pursuant to our bylaws, eight directors are authorized for our board of directors. After our annual meeting, our board of directors will consist of five serving directors and three vacancies.

     The table below shows the continuing directors and director nominees.

                                                                                       YEAR OF
                                                                                      EXPIRATION   DIRECTOR
                NAME                   AGE            PRINCIPAL OCCUPATION             OF TERM      SINCE
                ----                   ---            --------------------            ----------   --------
Nominee for Class I Director:
Liane Wilson.........................  59    Consultant                                  2005        2002
Continuing Class II Directors:
Leslie Denend........................  61    Director, Exponent, Inc., Rational          2003        1995
                                             Software Corp. and USAA
George Samenuk.......................  46    Chairman of the Board and Chief             2003        2001
                                             Executive Officer, Networks Associates,
                                             Inc.
Continuing Class III Directors:
Robert Dutkowsky.....................  47    President and CEO, J.D. Edwards             2004        2001
Robert Pangia........................  50    Consultant                                  2004        2001

BIOGRAPHIES

     Liane Wilson has been a director of the company since April 2002. Since March 2001, Ms. Wilson has been self-employed as a consultant. From June 1999 to March 2001, Ms. Wilson served as vice chairman of Washington Mutual, Inc. From February 1985 to March 2001, Ms. Wilson held a number of other senior level positions with Washington Mutual, including executive vice president for corporate operations and administration and senior vice president of information systems. During her tenure at Washington Mutual, she was responsible for corporate technology and integration activities relating to mergers and acquisitions.

     Leslie Denend has been a director of the company since June 1995. From December 1997 to April 1998, Mr. Denend was president of the company. From June 1993 to December 1997, Mr. Denend was chief executive officer and president of Network General Corporation. From February 1993 to June 1993, Mr. Denend was senior vice president of Network General Corporation. Mr. Denend serves as a director of Exponent, Inc, Rational Software Corp. and United Services Automobile Association (USAA).

     George Samenuk joined the company in January 2001 as chief executive officer, and was appointed as a director at that time. In April 2001, Mr. Samenuk was named chairman of the board of directors. From January 2000 to January 2001, Mr. Samenuk served as president and chief executive officer of TradeOut, Inc., a private online exchange company. From April 1999 to January 2000, Mr. Samenuk served as general manager, Americas at IBM Corporation. From August 1996 to April 1999, Mr. Samenuk was general manager, ASEAN/South Asia at IBM Corporation. Mr. Samenuk has been a director of McAfee.com Corporation since January 2001, and has served as the chairman of its board since March 2001.

     Robert Dutkowsky has been a director of the company since April 2001. Since January 2002, Mr. Dutkowsky has served as president and CEO of J.D. Edwards & Company and in March 2002, Mr. Dutkowsky was named chairman of its board of directors. From October 2001 to January 2002, Mr. Dutkowsky served as president of the assembly test division of Teradyne, Inc. From April 2000 to October 2001, Mr. Dutkowsky served as president and chief executive officer of GenRad Inc., which was acquired by Teradyne, Inc. in October 2001. From September 1999 to April 2000, Mr. Dutkowsky served as executive vice president, Markets and Channels of EMC Corporation. From September 1997 to September 1999, Mr. Dutkowsky served as president of Data General, a division of EMC. Prior to joining EMC, Mr. Dutkowsky spent 20 years with IBM Corporation, in a series of sales, marketing and senior management roles.

     Robert Pangia has been a director of the company since April 2001. Since 1996, Mr. Pangia has been self-employed as a consultant. From April 1987 to December 1996, Mr. Pangia held a number of senior level management positions at PaineWebber Incorporated, including director of Investment Banking. Mr. Pangia currently serves on the board of directors of ICOS Corporation and IDEC Pharmaceuticals Corporation.

MEETINGS OF THE BOARD OF DIRECTORS

     During 2001, the board of directors held six meetings. Each director attended at least 75% of all board and applicable committee meetings during 2001.

     THE AUDIT COMMITTEE reviews, acts and reports to our board of directors on various auditing and accounting matters, including the appointment of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. The audit committee held four meetings during 2001. In 2001, Robert Pangia, Edwin Harper and Virginia Gemmell were members of the audit committee. Mr. Harper and Ms. Gemmell will leave the audit committee at the end of their terms as a Class I directors. Ms. Wilson and Mr. Dutkowsky will be added to our audit committee after our annual meeting.

     The audit committee has adopted a written charter. Each member of our audit committee is "independent" as defined under the New York Stock Exchange corporate governance standards.

     THE COMPENSATION COMMITTEE reviews and approves executive salary levels and stock option grants. The compensation committee held three meetings during 2001. In 2001, Robert Dutkowsky, Virginia Gemmell and Edwin Harper were members of the compensation committee. Mr. Harper and Ms. Gemmell will leave the compensation committee at the end of their terms as a Class I directors. Mr. Denend and Mr. Pangia will be added to our compensation committee after our annual meeting.

COMPENSATION OF DIRECTORS

     Directors fees, paid only to directors who are not employees, are as follows:

     - $7,500 quarterly retainer (an additional $1,500 quarterly retainer is paid to the chairpersons of our committees),

     - $1,500 for each regular board meeting attended,

     - $1,000 for each special board meeting attended,

     - expenses of attending board and committee meetings, and

     - medical insurance benefits for directors and their families.

     Under our Stock Option Plan for Outside Directors, non-employee directors are automatically granted an option to purchase 45,000 shares of our common stock, when they first become a director. Each year after the initial grant, they are entitled to receive an additional option grant to purchase up to 20,000 shares of our common stock. All options are granted at the fair market value on the date of grant. The initial grant vests one-third each year over three years from the date of grant. The subsequent grants vest in full three years from the date of grant. All options granted under this plan become fully exercisable in the event of certain mergers, sales of assets or sales of the majority of our voting stock. In October 2001, we increased the quarterly retainer to $7,500 from $5,000 and provided for a $1,500 quarterly retainer for committee chairpersons. At that time we also increased the number of common shares non-employee directors are granted when they first become a director to 45,000 shares from 37,500 shares and increased the annual grant to outside directors to 20,000 shares of common stock from 15,000 shares. The changes made in October 2001 became effective on January 1, 2002.

     Our employee directors are eligible to receive options and be issued shares of common stock directly under the 1997 Stock Incentive Plan and will be eligible to participate in our 2002 Employee Stock Purchase Plan and, if an executive officer, to participate in the Executive Bonus Plan.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table shows as of March 15, 2002, the number of shares of our common stock owned by (i) the chief executive officer, each of the five other most highly compensated executive officers during fiscal 2001, (ii) each of our current directors and nominees, and (iii) each stockholder known by us as of that date to be the beneficial owner of more than 5% of our common stock.

     Included in our five highest paid executive officers is Srivats Sampath, currently the chief executive officer of McAfee.com, our publicly traded subsidiary. As of March 15, 2002, McAfee.com had 47,790,998 outstanding shares of its common stock, consisting of 11,790,998 shares of Class A common stock and 36,000,000 shares of Class B common stock. As of March 15, 2002, we owned all shares of the McAfee.com Class B common stock, entitled to three votes per share and representing approximately 75.3% of McAfee.com's outstanding common stock and 90.2% of its total voting power.

                                          NUMBER OF                   PERCENT OF
                                            SHARES       RIGHT TO     OUTSTANDING
 NAME AND ADDRESS OF BENEFICIAL OWNERS     OWNED(1)     ACQUIRE(2)     SHARES(3)
 -------------------------------------    ----------    ----------    -----------
George Samenuk(4).......................     403,000      947,000           *
Liane Wilson............................          --           --           *
Leslie Denend...........................       6,300      343,112           *
Robert Dutkowsky........................          50       12,500           *
Robert Pangia...........................          --       12,500           *
Virginia Gemmell........................         250      106,875           *
Edwin Harper............................       1,305       70,313           *
Stephen Richards(5).....................      25,000      600,000           *
Gene Hodges(6)..........................          --       98,485           *
Arthur Matin(7).........................     100,000      500,000           *
Zachary Nelson(8).......................          --      684,333           *
Srivats Sampath(9)......................          --      140,625           *
FMR Corp.(10)...........................  13,501,469           --         9.3%
  82 Devonshire St., Boston MA 02109
Putnam Investments, LLC(11).............   6,957,891           --         5.0%
  One Post Office Square, Boston MA
  02109
Executive officers and directors as a
  group (12 persons)....................     535,905    3,515,743         2.7%

---------------
  *  Less than 1%.

 (1) Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person has sole voting and investment power over the shares unless otherwise noted. The SEC rules for the determination of beneficial ownership are very complex. Generally, however, shares owned directly, plus those controlled (e.g., owned by members of their immediate families), are considered beneficially owned. Excludes shares that may be acquired through stock option exercises.

 (2) Consists of options that are currently exercisable or will become exercisable within 60 days of March 15, 2002.

 (3) Total shares owned (column 1) plus option shares (column 2) divided by 145,934,353 shares outstanding as of March 15, 2002.

 (4) Mr. Samenuk holds 200,000 shares of stock acquired upon the exercise of options that are subject to our repurchase right. The repurchase right for these shares lapses on January 3, 2003, the second anniversary date of Mr. Samenuk's employment commencement. Mr. Samenuk holds 47,000 options that are immediately exercisable. If Mr. Samenuk exercises these options our repurchase right for these shares will lapse in full on January 15, 2005.
     1.2 million options were issued to Mr. Samenuk on January 3, 2001 and are immediately exercisable. 25% of these shares vested on January 3, 2002, the first year anniversary of Mr. Samenuk's employment commencement, and the remaining shares vest at a rate of 1/48 per month for the remaining 36 months of the vesting period. If Mr. Samenuk exercises these stock options with respect to unvested shares, we have repurchase rights with respect to those unvested shares.

 (5) Mr. Richards holds 600,000 options that are immediately exercisable. 25% of the shares vested on April 4, 2002, the first anniversary of Mr. Richards' employment commencement and the remaining shares vest at a rate of 1/48 per month for the remaining 36 months of the vesting period. If Mr. Richards exercises these stock options with respect to unvested shares, we have repurchase rights with respect to those unvested shares.

 (6) Mr. Hodges holds options to acquire 2,500 shares of McAfee.com Class A common stock. These shares represent less than 1% of the outstanding capital stock of McAfee.com.

 (7) Mr. Matin holds 500,000 options that are immediately exercisable. 25% of these shares vest on October 30, 2002, the first anniversary of Mr. Matin's employment commencement, and the remaining shares vest at a rate of 1/48 per month for the remaining 36 months of the vesting period. If Mr. Matin exercises the stock options with respect to unvested shares, we have repurchase rights with respect to those unvested shares.

 (8) Since October 1, 2001, Mr. Nelson has served as a special advisor to us and is not currently an officer of ours. Prior to October 1, 2001, Mr. Nelson served as our chief strategy officer.

 (9) Mr. Sampath owns 9,394 shares of McAfee.com Class A common stock and has options to acquire 950,000 shares of McAfee.com Class A common stock, 633,333 shares of which are exercisable within 60 days of March 15, 2002. These shares represent 5.5% of the outstanding Class A common stock of McAfee.com.

(10) According to amended Schedule 13G filed on February 14, 2002. FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and certain subsidiaries of FMR Corp. may be deemed to be members of a "group" as such term is defined in the rules promulgated by the SEC. FMR Corp. is the beneficial holder of our common stock as a result of the investment-related activities of certain subsidiaries of FMR Corp., members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B Shares of common stock of FMR Corp., representing approximately 49% of its voting power. Mr. Johnson 3d, the chairman of FMR Corp., owns 12.0% of the aggregate outstanding voting stock of FMR Corp. and Ms. Johnson, a director of FMR Corp., owns 24.5% of the aggregate outstanding voting stock of FMR Corp. The number of shares of our common stock owned by the group at December 31, 2001 included 811,229 shares of common stock resulting from the assumed conversion of $14,659,000 principal amount of our 5.25% convertible subordinated notes due 2006.

(11) According to Schedule 13G filed February 5, 2002 by Putnam Investments, LLC on behalf of itself, Marsh & McLennan Companies, Inc. (its parent holding company), Putnam Investment Management, LLC (a wholly-owned subsidiary of Putnam Investments, LLC and investment adviser to the Putnam family of mutual funds) and The Putnam Advisory Company, LLC (a wholly-owned subsidiary of Putnam Investments, LLC and investment adviser to Putnam's institutional clients). Both Putnam Investment Management, LLC and The Putnam Advisory Company, LLC have dispositive power over the shares as investment managers. However, each of the mutual fund's trustees has voting power over the shares held by each fund, and The Putnam Advisory, LLC has shared voting power over the shares held by institutional clients. Putnam Investments, LLC and The Putnam Advisory Company, LLC have shared voting power with respect to approximately 681,537 of such shares. Putnam Investments, LLC has shared dispositive power with respect to approximately 6,957,898 shares, The Putnam Advisory Company, LLC has shared dispositive power with respect to 1,373,108 shares and Putnam Investments, LLC has shared dispositive power with respect to approximately 5,584,790 shares.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During 2001, the compensation committee of the board of directors consisted of Mr. Dutkowsky, Ms. Gemmell and Mr. Harper, none of whom served as our employee or officer at any time. The compensation committee is responsible for setting and administering policies governing compensation of executive officers, including the annual Executive Bonus Plan, the 2000 Nonstatutory Stock Option Plan and the 1997 Stock Incentive Plan. In addition, the compensation committee reviews compensation levels of other management level employees, evaluates the performance of management and reviews other compensation-related issues.

COMPENSATION POLICIES

     Our compensation policy is designed to enable us to attract, retain and reward executive officers who are likely to contribute to our long-term success. The compensation committee also believes that a strong correlation should exist between executive compensation, business objectives and our overall performance.

     In preparing the performance graph for this proxy statement, we have selected the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stock Index ("CRSP Index"). The companies which we use for comparison of salary and compensation information are not necessarily those included in the CRSP Index, because they were determined not to be competitive with us for executive talent or because compensation information was not available.

COMPONENTS OF COMPENSATION

     There are three components of our executive compensation program that are intended to attract and retain executive officers and to motivate them to improve our financial position and to create value for our shareholders.

Salary

     We strive to offer salaries to our executive officers which are competitive with salaries offered by companies of similar size and capitalization in the software industry. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual's contribution to us and changes in salary levels offered by comparable companies. In determining executive officers' salaries, the compensation committee considers information provided by our chief executive officer with respect to individual officer responsibilities and performance, as well as salary surveys and similar data available from independent sources.

Bonuses

     Awards under our Executive Bonus Plan for 2001 were contingent upon us achieving certain performance goals established by the board of directors. For executive officers other than the chief executive officer, awards were also contingent on the achievement of individual performance objectives. Target amounts of bonuses for each executive officer are set annually by the compensation committee and are specifically weighted for identified financial, management, strategic and operational goals. The compensation committee reviews performance against the goals and approves payment of the bonuses. In 2001, bonuses awarded under the plan to Mr. Samenuk, our chief executive officer, totaled $540,000. The bonus received by Mr. Samenuk under the plan was 28% of his total cash compensation. Bonuses awarded under the plan in 2001 to other executive officers represented between 0% and 40% of their total cash compensation. Bonuses awarded to Mr. Samenuk under this plan were in addition to the $800,000 bonus we awarded Mr. Samenuk in connection with his joining the company.

Equity Incentives

     The compensation committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of our stockholders. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the compensation committee considers the position of the officer, the current stock ownership of the officer, the number of shares which continue to be subject to vesting under outstanding options and the expected future contribution of the officer to our performance, giving primary weight to the officer's position and his expected future contributions. In addition, we compare the stock ownership and options held by each officer with the other officers' equity positions and the officer's experience and value to us.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     George Samenuk's annual base salary for 2001 was $720,000. Mr. Samenuk was paid a performance-based bonus of $540,000, and $600,000 out of an $800,000 sign-on bonus in 2001. The remaining portion of Mr. Samenuk's sign-on bonus will be paid in 2002. Mr. Samenuk's annual base salary for 2002 is $720,000 and Mr. Samenuk is eligible for a bonus in 2002. In determining these compensation adjustments, the compensation committee considered, among other things, compensation data for chief executives of comparable companies and Mr. Samenuk's performance in 2001.

     The chief executive officer evaluates the performance of all other executive officers on an annual basis and recommends salary adjustments, which are subject to review and approval by the compensation committee. Performance evaluations for individual executive officers are based on predetermined individual goals proposed by management and approved by the compensation committee.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code limits deductions for federal income tax purposes, certain executive compensation exceeding $1,000,000 for any executive officer in any year. Our 1997 Stock Incentive Plan enables compensation recognized in connection with the exercise of options to qualify as an exception to the deduction limit. The compensation committee will continue to evaluate the issues relating to executive compensation and will take appropriate action where necessary. The compensation committee's policy is to qualify its executive compensation for deductibility under applicable tax laws, where possible.

                                          COMPENSATION COMMITTEE

                                          Virginia Gemmell, Chair
                                          Robert Dutkowsky
                                          Edwin Harper

                             AUDIT COMMITTEE REPORT

     During 2001, the audit committee consisted of three independent directors. In connection with the audited consolidated financial statements contained in our 2001 Annual Report on Form 10-K, the audit committee:

     - reviewed the audited consolidated financial statements with our management and PricewaterhouseCoopers LLP (PwC), our independent public accountants;

     - discussed with PwC the materials required to be discussed by Statement of Auditing Standard 61, or SAS 61;

     - reviewed the written disclosures and the letter from PwC required by Independent Standards Board No. 1, Independence Discussions with Audit Committees;

     - discussed with representatives of PwC the accounting firm's independence from us and management;

     - considered whether the provision by PwC of non-audit services is compatible with maintaining PwC's independence; and

     - based on the foregoing review and discussion, recommended to the board of directors that the audited financial statements be included in our 2001 Annual Report on Form 10-K.

                                          AUDIT COMMITTEE

                                          Robert Pangia, Chair
                                          Edwin Harper
                                          Virginia Gemmell

                        COMPARISON OF STOCKHOLDER RETURN

     The following graph shows a five-year comparison of cumulative total returns for our common stock, the CRSP Total Return Index for the NASDAQ Stock Market and the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stocks, each of which assumes an initial value of $100 and reinvestment of dividends. The information presented in the graph and table is as of the end of each fiscal year ended December 31.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                  [LINE GRAPH]

-----------------------------------------------------------------------------------------------------------
                                             Dec-96     Dec-97     Dec-98     Dec-99     Dec-00     Dec-01
-----------------------------------------------------------------------------------------------------------
 Networks Associates, Inc.                     100       120.2      225.9       91.0       14.3       88.1
 NASDAQ Stock Market-US                        100       122.5      172.7      320.9      193.0      153.1
 NASDAQ Computer & Data Processing             100       122.9      219.2      481.8      221.9      178.7

     Pursuant to the SEC's proxy rules, the Compensation Committee Report, the Audit Committee Report and the Stock Performance Graph are not deemed filed with the SEC and are not deemed incorporated by reference into any filings with the SEC. Performance for 2001 reflects a December 31, 2001 closing market price on the Nasdaq National Market of $25.85. Since February 12, 2002, our common stock has been listed for trading on the New York Stock Exchange and is no longer traded on the Nasdaq National Market.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "exchange act"), requires the company's officers and directors, and persons who own more than ten percent of a registered class of the company's equity securities, to file certain reports of ownership with the Securities and Exchange Commission (the "SEC") and with the National Association of Securities Dealers, Inc. Such officers, directors and stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. All reports required to be filed during fiscal year 2001 pursuant to Section 16(a) of the exchange act by directors, executive officers and 10% beneficial owners were filed on timely basis, except as follows: Edwin Harper purchased 1,305 shares of common stock in November of 2001 in a transaction that was not reported in a timely manner to the SEC.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table summarizes the compensation paid to our chief executive officer and our five other most highly compensated executive officers as of December 31, 2001, based on salary and bonus figures.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM COMPENSATION AWARDS
                                               ANNUAL COMPENSATION                ---------------------------------------
                                   -------------------------------------------    SECURITIES   SECURITIES
                                                                     OTHER        UNDERLYING   UNDERLYING
                                                                     ANNUAL          NAI       MCAFEE.COM     ALL OTHER
NAME AND PRINCIPAL POSITION  AGE   YEAR   SALARY(1)     BONUS     COMPENSATION    OPTIONS(#)   OPTIONS(#)    COMPENSATION
---------------------------  ---   ----   ---------    --------   ------------    ----------   ----------    ------------
George Samenuk.............  46    2001   $714,922(2)  $540,000    $1,971,000(3)  1,600,000          --        $696,428(4)
  Chairman of the Board and
  Chief Executive Officer
Stephen Richards...........  48    2001   $259,807(5)  $175,000    $  299,500(6)    650,000          --        $    608(7)
  Chief Operating Officer
    and
  Chief Financial Officer
Gene Hodges................  50    2001   $290,000     $108,596            --       600,000                    $  1,242(7)
  President
Arthur Matin...............  45    2001   $ 53,077(8)        --    $1,894,000(9)    600,000          --        $     68(10)
  President, McAfee Product
  Group
Zachary Nelson(11).........  40    2001   $250,010     $130,000            --       400,000                    $ 43,719(12)
  Chief Strategy Officer           2000   $225,009     $137,955            --            --          --        $     --
                                   1999   $300,013     $156,434            --       200,000     180,000(13)    $  3,250(14)
Srivats Sampath(15)........  42    2001   $272,083     $ 29,250            --            --     250,000        $    538(16)
  President and Chief              2000   $240,000     $ 57,479            --            --          --        $     --
  Executive Officer                1999   $240,000     $ 62,608            --            --     900,000(13)    $  3,250(14)
  McAfee.com

---------------
 (1) Salary includes amounts deferred under our 401(k) Plan.

 (2) Mr. Samenuk joined us on January 3, 2001. Mr. Samenuk's 2001 earnings reflect an annual salary of $720,000.

 (3) Represents the difference between the market price of our common stock and the exercise price of Mr. Samenuk's 400,000 share option on January 3, 2001, the date of exercise, multiplied by the shares exercised.

 (4) Includes the payment of $600,000 of Mr. Samenuk's $800,000 sign-on bonus with the balance to be paid in 2002. Also includes relocation benefits of $95,618 and group term life insurance coverage of $810.

 (5) Mr. Richards joined us on April 4, 2001. Mr. Richards' 2001 earnings reflect an annual base salary of $350,000.

 (6) Represents the difference between the market price of our common stock and the exercise price of Mr. Richards' 50,000 share option on April 4, 2001, the date of exercise, multiplied by the shares exercised.

 (7) Represents group term life insurance coverage paid by us.

 (8) Mr. Matin joined us on October 30, 2001. Mr. Matin's 2001 earnings reflect an annual base salary of $400,000.

 (9) Represents the difference between the market price of our common stock and the exercise price of Mr. Matin's 100,000 share option on October 30, 2001, the date of exercise, multiplied by the shares exercised.

(10) Represents group term life insurance coverage paid by us. Mr. Matin will be paid a sign-on bonus of $500,000 in 2002.

(11) Since October 1, 2001, Mr. Nelson has served as a special advisor to us and is not currently an officer of the company. In 2000, Mr. Nelson served as chief executive officer of myCIO.com, our wholly-owned subsidiary and was granted 800,000 options for my.CIO.com common stock. In February 2001, we announced our plan to reintegrate my.CIO.com's operations with our own. While my.CIO.com options held by Mr. Nelson continue to vest and become exercisable while Mr. Nelson is employed by us, the fair market value of his my.CIO.com options are significantly less than the $5.13 per share exercise price.

(12) Represents payment of Mr. Nelson's accrued paid time off balance of $43,269 and group term life insurance coverage of $450.

(13) In January 1999, options to purchase shares of McAfee.com Class A common stock were granted to our then chief executive officer and our four most highly compensated executive officers, including Srivats Sampath, the chief executive officer of McAfee.com.

(14) Represents contributions made by us pursuant to our 401(k) Plan.

(15) Mr. Sampath was under McAfee.com's compensation plan in 2001, 2000 and 1999 and therefore received no Network Associates options. Compensation information for Mr. Sampath includes amounts paid by McAfee.com. Network Associates did not pay Mr. Sampath compensation in 2001, 2000 and 1999.

(16) Represents group term life insurance coverage paid by McAfee.com.

     William Larson and Prabhat Goyal served as our chief executive officer and chief financial officer, respectively, until January 2, 2001. From January 2, 2001 until January 2, 2002 and January 31, 2002, respectively, Messrs. Larson and Goyal served as special advisors to us and were not officers during this time. Under the terms of their employment agreements, during 2001 we paid Mr. Larson $420,000 in salary, $580,008 in bonus, $60,574 for payment of his accrued paid time off balance and $810 for group term life insurance and we paid Mr. Goyal $300,012 in salary, $200,004 in bonus, $43,269 for payment of his accrued paid time off balance and $810 for group term life insurance.

     George Samenuk joined the company in January 2001 as chief executive officer, and was appointed as a director. In April 2001, Mr. Samenuk was named chairman of the board of directors. From January 2000 to January 2001, Mr. Samenuk served as president and chief executive officer of TradeOut, Inc., a private online exchange company. From April 1999 to January 2000, Mr. Samenuk served as general manager, Americas at IBM Corporation. From August 1996 to April 1999, Mr. Samenuk was general manager, ASEAN/South Asia at IBM Corporation. Mr. Samenuk has been a director of McAfee.com since January 2001, and has served as the chairman of its board of directors since March 2001.

     Stephen Richards joined the company in April 2001 as executive vice president and chief financial officer. In April 2001, Mr. Richards was named a director of McAfee.com Corporation. In November 2001, Mr. Richards was also named chief operating officer. From April 1996 to August 2000, Mr. Richards served in several senior level executive positions with E*Trade Group, Inc., including chief financial officer. From October 1984 to March 1996, Mr. Richards served as managing director and chief financial officer of the Correspondent Clearing Division of Bear Stearns. He has also held management positions with A.G. Becker Paribas, Jefferies Group, Inc. and Coopers & Lybrand LLP. Mr. Richards is a director of TradeStation Group.

     Gene Hodges has served as president of the company since November 2001. Mr. Hodges served as president of the McAfee product group from January 2000 to November 2001, and from August 1998 to January 2000, he served as vice president of security marketing. Mr. Hodges joined Network Associates in 1995 and served in numerous other management positions with the company. Prior to joining Network Associates, Mr. Hodges was vice president of Marketing for a wireless data startup and managed a business unit for Digital Equipment Corporation.

     Arthur Matin is currently the president of the company's McAfee product group. Mr. Matin joined the company in October 2001. From May 2000 to October 2001, Mr. Matin was senior vice president of worldwide sales and marketing at CrossWorlds Software Inc. From January 2000 to May 2000, Mr. Matin served as senior vice president of worldwide sales for CrossWorlds. From January 1999 to January 2000, Mr. Matin served as vice president of the industrial sector at IBM. From 1980 to 1999, Mr. Matin held various other management positions at IBM, including general manager, Industries, Asia Pacific, general manager, Product Management, Asia Pacific and vice president of Sales, Manufacturing Industry.

     Zachary Nelson joined the company in March 1997 as vice president and general manager of Network Management. From December 1999 to April 2001, Mr. Nelson served as president and chief executive officer of myCIO.com, our wholly owned subsidiary. In April 2001, Mr. Nelson became chief strategy officer of the company. In September 2001, Mr. Nelson's employment as chief strategy officer was terminated. Mr. Nelson continues to serve as a special advisor to the company.

     Srivats Sampath is currently the chief executive officer and a director of McAfee.com Corporation. Mr. Sampath joined the company in June 1998 as vice president of Worldwide Marketing and became president and chief executive officer of McAfee.com in December 1998. From June 1996 to December 1997, Mr. Sampath was vice president of Product Marketing for Netscape Communications, a provider of Internet software and services.

     Our officers serve at the discretion of the board of directors. There are no family relationships among any of our directors and executive officers.

     This table shows stock option grants made by Network Associates and McAfee.com to our chief executive officer and our five other most highly compensated executive officers during the year ended December 31, 2001:

                             OPTION GRANTS IN 2001

                                           INDIVIDUAL GRANTS
                                  -----------------------------------
                                  NUMBER OF    % OF TOTAL
                                  SECURITIES    OPTIONS                  MARKET
                                  UNDERLYING   GRANTED TO               PRICE ON
                       COMPANY     OPTIONS     EMPLOYEES    EXERCISE    DATE OF
                       GRANTING    GRANTED     IN FISCAL      PRICE      GRANT     EXPIRATION
        NAME            OPTION      (#)(1)        YEAR      ($/SH)(2)    ($/SH)       DATE
        ----           --------   ----------   ----------   ---------   --------   ----------
George Samenuk.......  NET        1,200,000       6.52%        4.9375     4.9375    1/3/11
                        NET         400,000       2.17%        0.01       4.9375    1/3/02
Stephen Richards.....  NET          600,000       3.26%        6.00       6.00      4/4/11
                        NET          50,000       0.27%        0.01       6.00      4/4/02
Gene Hodges..........  NET          300,000       1.63%        4.1875     4.1875    1/2/11
                        NET         300,000       1.63%       15.59      15.59      10/9/11
Arthur Matin.........  NET          500,000       2.72%       18.95      18.95     10/30/11
                        NET         100,000       0.54%        0.01      18.95     10/30/02
Zachary Nelson.......  NET          400,000       2.17%        4.1875     4.1875    1/2/11
Srivats Sampath......  NET               --         --        --         --           --
                        MCAF        250,000         13%        4.969      4.969     1/3/11


                               POTENTIAL REALIZABLE
                                 VALUE AT ASSUMED
                               ANNUAL RATES OF STOCK
                                 APPRECIATION FOR
                                  OPTION TERMS(3)
                       -------------------------------------
        NAME               0%           5%           10%
        ----           ----------   ----------   -----------
George Samenuk.......  $       --   $3,726,201   $ 9,442,924
                       $1,971,000   $2,069,750   $ 2,168,500
Stephen Richards.....  $       --   $2,264,021   $ 5,737,473
                       $  299,500   $  314,500   $   329,500
Gene Hodges..........  $       --   $  790,049   $ 2,002,139
                       $       --   $2,941,340   $ 7,453,933
Arthur Matin.........  $       --   $5,958,777   $15,100,710
                       $1,894,000   $1,988,750   $ 2,083,500
Zachary Nelson.......  $       --   $1,053,398   $ 2,669,519
Srivats Sampath......  $       --           --            --
                       $       --   $  781,244   $ 1,979,827

---------------
 *  Less than 1%

(1) Except as noted below, all of the above options for Network Associates' common stock granted in 2001 vest at the rate of one-fourth (or 25%) one year from the date of grant and 1/48 per month after that. Mr. Sampath's McAfee.com options vest in the same manner as Network Associates' options. 1/8 of Mr. Samenuk's option for 400,000 shares vested on each of April 3, 2001, July 3, 2001, October 3, 2001 and January 3, 2002, the remaining shares vest in full on January 3, 2003. Mr. Richards' option for 50,000 shares was fully vested upon grant. Mr. Matin's option for 100,000 shares was fully vested upon grant. Under the 1997 Stock Incentive Plan, the board of directors is allowed to modify the terms of outstanding options. The exercisability of options may be accelerated upon a change in control. Options are cancelled on an optionee's termination of employment under certain specified circumstances.

(2) Other than options granted with exercise prices of $0.01 per share, all options were granted at an exercise price equal to the fair market value of the common stock on the date of grant. Options granted with an exercise price below the fair market value of the common stock on the date of grant have a one-year term.

(3) These columns present hypothetical future values that might be realized on exercise of the options, less the exercise price. These values assume that the market price of our stock appreciates at a zero, five and ten percent compound annual rate over the term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the SEC's proxy rules and do not necessarily reflect management's assessment of our future stock price performance. The potential realizable values presented are not intended to indicate the value of the options. For options granted with an exercise price below the market price on the date of grant, the potential realizable values in the zero percent appreciation column reflect the difference between the option exercise price and the market price on the date of grant.

     The following table shows stock option exercises and the value of unexercised stock options held by our chief executive officer and our five other most highly compensated executive officers during the year ended December 31, 2001:

                       AGGREGATE OPTION EXERCISES IN 2001
                           AND YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                       SHARES                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                         COMPANY      ACQUIRED                     OPTIONS AT 12/31/01(#)              12/31/01(1)
                         GRANTING        ON           VALUE      ---------------------------   ---------------------------
         NAME             OPTION     EXERCISE(#)   REALIZED(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           ----------   -----------   -----------   -----------   -------------   -----------   -------------
George Samenuk(3).....  NET            400,000     $1,971,000     1,200,000             0      $25,095,000    $        --
Stephen Richards(4)...  NET             50,000     $  299,500       600,000             0      $11,910,000    $        --
Gene Hodges...........  NET                 --     $       --       134,821       649,949      $ 1,812,344    $10,046,096
                        MCAF                --     $       --         5,000            --      $   136,800    $        --
Arthur Matin(5).......  NET            100,000     $1,894,000       500,000             0      $ 3,450,000    $        --
Zachary Nelson........  NET             76,000     $  598,940       594,313       404,687      $ 8,133,799    $15,226,319
                        MCAF            53,900     $  398,704            --            --      $        --    $        --
                        myCIO.com           --     $       --       316,666       483,334      $        --    $        --
Srivats Sampath.......  NET                 --     $       --       125,000        25,000      $        --    $        --
                        MCAF           200,000     $3,660,410       456,250       493,750      $13,798,506    $14,607,054

---------------
(1) Calculated by taking the closing market price on December 31, 2001, of $25.85 for Network Associates and $33.91 for McAfee.com, as applicable, less the exercise price, multiplied by the number of options exercisable or unexercisable. The amounts in these columns may not represent amounts actually realized by these executive officers.

(2) Calculated by taking the market price on the date of exercise, less the exercise price, multiplied by the number of options exercised.

(3) Mr. Samenuk holds 200,000 shares of stock acquired upon the exercise of options that are subject to our repurchase right. The repurchase right for these shares lapses on January 3, 2003, the second year anniversary date of Mr. Samenuk's employment commencement. 1.2 million options were issued to Mr. Samenuk on January 3, 2001 and are immediately exercisable. 25% of these shares vested on January 3, 2002, the first anniversary of Mr. Samenuk's employment commencement, and the remaining shares vest at a rate of 1/48 per month for the remaining 36 months of the vesting period. If Mr. Samenuk exercises these stock options with respect to the unvested shares, we have repurchase rights with respect to those unvested shares.

(4) Mr. Richards holds 600,000 options that are immediately exercisable. 25% of the shares vested on April 4, 2002, the first anniversary of Mr. Richards' employment commencement and the remaining shares vest at a rate of 1/48 per month for the remaining 36 months of the vesting period. If Mr. Richards exercises these stock options with respect to the unvested shares, we have repurchase rights with respect to those unvested shares.

(5) Mr. Matin holds 500,000 options that are immediately exercisable. 25% of these shares vest on October 30, 2002, the first anniversary of Mr. Matin's employment commencement and the remaining shares vest at a rate of 1/48 per month for the remaining 36 months of the vesting period. If Mr. Matin exercises the stock options with respect to the unvested shares, we have repurchase rights with respect to those unvested shares.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     George Samenuk entered into an agreement with us dated January 2, 2001, which provides for his at will employment as our chief executive officer. This agreement also provides that if Mr. Samenuk is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve months of additional vesting for stock options and restricted stock grants, (ii) 24 months of severance payments based on Mr. Samenuk's base salary and targeted bonus, (iii) any unpaid amount of Mr. Samenuk's sign-on bonus, and (iv) continued health and other welfare and fringe benefits through the earlier of (x) 18 months from termination or (y) until Mr. Samenuk is covered by similar plans by a new employer. If Mr. Samenuk is terminated other than for cause, or resigns with good reason after (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation, (ii) the acquisition of more than 50% of our stock by another party, or (iii) the sale of substantially all of our assets, Mr. Samenuk will be entitled to all of the severance benefits noted above, all of his stock options will become fully vested and any repurchase rights on his shares of restricted stock will lapse.

     Stephen Richards entered into an agreement with us dated April 3, 2001, which provides for his at will employment as our chief financial officer. The agreement also provides that if Mr. Richards is actually or constructively terminated other than for cause he will be entitled to severance benefits equal to twelve months of base salary and targeted bonus, plus twelve months of accelerated stock option vesting. If Mr. Richards is actually or constructively terminated other than for cause, after (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation, (ii) the acquisition of more than 50% of our stock by another party or (iii) the sale of substantially all of our assets, Mr. Richards will be entitled to the severance noted above, all of his stock options will become fully vested, and he will be provided with continued health care coverage through the earlier of twelve months from termination or until he is covered by similar plans by a new employer.

     Gene Hodges entered into an agreement with us dated December 3, 2001, which provides for his at will employment as our president. This agreement provides that if Mr. Hodges is terminated for any reason, he shall be entitled to a pro rata targeted bonus if the relevant goals for the quarter are met, in addition to his accrued salary and vacation pay. If Mr. Hodges is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve months of severance payments based on Mr. Hodges' base salary and one-third of his targeted bonus, (ii) continued health and other welfare and fringe benefits through the earlier of (x) twelve months from termination or (y) until Mr. Hodges is covered by similar plans by a new employer and (iii) all of Mr. Hodges' stock options will become fully vested and, if applicable, repurchase rights on his shares of restricted stock will lapse. After (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation, (ii) the acquisition of more than 50% of our stock by another party, or (iii) the sale of substantially all of our assets, Mr. Hodges' stock options will become fully vested and, if applicable, any repurchase rights on his shares of restricted stock will lapse. Under this agreement, we will indemnify Mr. Hodges for any parachute tax payments that arise pursuant to the agreement.

     Arthur Matin entered into an agreement with us dated October 30, 2001, which provides for his at will employment as the president of our McAfee product group. This agreement also provides that if Mr. Matin is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve months of additional vesting for stock options,
(ii) twelve months of severance payments based on Mr. Matin's base salary and targeted bonus and (iii) continued health and other welfare and fringe benefits through the earlier of (x) twelve months from termination or (y) until Mr. Matin is covered by similar plans by a new employer. If Mr. Matin is terminated other than for cause, or resigns with good reason after (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) the acquisition of more than 50% of our stock by another party; or (iii) the sale of substantially all of our assets, Mr. Matin will be entitled to all of the severance benefits noted above, all of his stock options will become fully vested.

     Zachary Nelson entered into an agreement with us dated March 20, 1997, which provides that if his employment with us is terminated other than for cause within three months of our merger or a sale of substantially all of our assets due to such transaction, all of his outstanding options will become fully vested and immediately exercisable ten days prior to the consummation of the transaction. In addition, the agreement was amended on May 11, 1999 to provide that in the event that his employment is involuntarily terminated other than for cause in connection with a change in control, he will be entitled to receive severance payments for twelve months after such a termination. Mr. Nelson's prior agreements were supplemented and amended in an agreement with us dated January 1, 2001, which provides for Mr. Nelson's employment as a senior executive. The agreement provides that prior to December 31, 2001, either (i) Mr. Nelson may resign from his senior executive position and become a special advisor to us for a one year term, or (ii) we may remove Mr. Nelson from his position and have him serve as a special advisor for a one year term. On October 1, 2001, Mr. Nelson became a special advisor and, in accordance with the agreement, he will continue to serve as such until October 1, 2002.

     Srivats Sampath entered into a change of control agreement with McAfee.com dated July 14, 2000. If prior to or within 12 months of a change of control (as defined in the agreement) of McAfee.com, Mr. Sampath is terminated other than for cause or voluntarily terminates his employment for good reason (each as defined in the change of control agreement), then, among other things, Mr. Sampath is entitled to: (a) salary and a pro-rated portion of his target bonus for the year through the date of termination; (b) 12 months of total earnings (salary and targeted bonus); (c) all McAfee.com options granted to Mr. Sampath become fully vested and exercisable; and (d) continued health care benefits for up to one year from termination. This agreement was amended on August 1, 2001 to revise the definitions of change of control and good reason as used in the agreement to include a termination following Network Associates' acquisition of all or substantially all outstanding McAfee.com common stock.

INDEBTEDNESS OF MANAGEMENT

     Under the terms of Mr. Samenuk's amended and restated employment agreement, we agreed to loan Mr. Samenuk the funds necessary to pay the taxes due on each vesting date for the 400,000 shares of restricted stock granted to Mr. Samenuk on January 3, 2001. As of January 3, 2002, we have extended 4 separate loans to Mr. Samenuk in the aggregate amount of $1,051,752. The loans each have a two-year maturity and bear interest at the applicable federal rate. The loans are full recourse and secured by Mr. Samenuk's restricted stock.

     We agreed to loan Mr. Samenuk the funds necessary to pay the taxes due on the 3,000 shares of stock granted to Mr. Samenuk on January 15, 2002. In January 2002 we extended Mr. Samenuk a $27,305 loan for this purpose. This loan has a two-year maturity and bears interest at the applicable federal rate. This loan is full recourse and secured by Mr. Samenuk's 3,000 shares.

     Under the terms of Mr. Matin's employment agreement, we agreed to loan Mr. Matin the funds necessary to pay the taxes due upon the exercise of his 100,000 share option grant. In 2001, we extended a $864,413 loan to Mr. Matin. This loan has a two-year maturity and bears interest at the applicable federal rate. The loan is full recourse and secured by Mr. Matin's 100,000 shares.

OFFICERS AND DIRECTORS INSURANCE

     We maintain an insurance policy covering officers and directors to cover any claims made against them for wrongful acts that they may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

NEW PLAN BENEFITS

     As of April 1, 2002, no benefits or amounts relating to the additional 5,000,000 options to acquire shares of common stock added to the 1997 Stock Incentive Plan and no benefits relating to the 2002 Employee Stock Purchase Plan, both subject to stockholder approval, have been received by, or allocated to, any individuals under such plans.

                                                              NUMBER OF
                     NAME AND POSITION                         OPTIONS
                     -----------------                        ---------
Named officers..............................................     N/A
All Current Executive Officers as a Group...................     N/A
All Current Non-Employee Directors as a Group...............     N/A
All Current Non-Executive Employees as a Group..............     N/A

CERTAIN TRANSACTIONS

Transactions between us and McAfee.com

     We have entered into certain agreements with McAfee.com for the purpose of defining our ongoing relationship. These agreements were developed in the context of a parent/subsidiary relationship and therefore are not the result of arms-length negotiations between independent parties.

     Corporate Management Services Agreement. On January 1, 1999, we entered into a Corporate Management Services Agreement with McAfee.com under which we provide McAfee.com services relating to tax, accounting, insurance, employee benefits administration, corporate record keeping, payroll, information technology infrastructure, and facilities management. In addition, McAfee.com may request that we provide certain additional services from time to time in the future, with the fee for such additional services subject to negotiation between the parties. From January 1, 1999 to December 31, 2000, the monthly fee that we received for services under the agreement was a portion of the costs we incurred (based on headcount) plus a 10% mark-up. During the year ended December 31, 2000, we charged McAfee.com $5.8 million under this agreement. In January 2001, we entered into an amended corporate management services agreement with McAfee.com whereby McAfee.com will pay $400,000 per calendar quarter for services related to tax, accounting, insurance, employee benefits and administration, corporate record keeping, payroll, information technology infrastructure, and facilities management. Under the amended agreement, McAfee.com will pay to us 110% of the direct rent paid by us for the use of facilities made available to McAfee.com. During the year ended December 31, 2001, we charged McAfee.com $1,600,000 under the amended agreement.

     The Corporate Management Services Agreement may be terminated either by us when we cease to own a majority of McAfee.com's outstanding voting stock or by McAfee.com upon 30 days notice to us.

     Cross License Agreement. We, through one of our wholly-owned subsidiaries, entered into a technology cross license agreement with McAfee.com. Under this agreement, we granted McAfee.com worldwide non-exclusive patent licenses and exclusive copyright licenses for the sale or licensing of software products or software services to certain OEMs and end users solely via the Internet. Eligible end users include only single-node, individual consumers. In consideration for the license and rights granted under this license, McAfee.com is required to pay us a 7% royalty on revenues from related product and subscription sales. Also under this agreement, McAfee.com granted us non-exclusive patent licenses and exclusive copyright licenses for the sale of products to enterprise customers through any method of distribution including the Internet and to end users through any method excluding the Internet. In consideration for the rights granted under this license, we are required to pay McAfee.com a royalty of $250,000 per quarter. Under this cross license agreement, we will provide end user support to McAfee.com customers. Charges for such support are equal to a portion of the costs to us plus a 10% markup. During the year ended December 31, 2000 and 2001, we charged McAfee.com $2.2 million and $2.4 million for royalties and support services, respectively.

     Reseller Agreements. In March 2001, we entered into reseller agreements with McAfee.com. Under these agreements, McAfee.com may resell our products to business customers and, in certain countries, we may sell McAfee.com products to OEMs and end-users directly or through ASPs. During the year ended December 31, 2001, we charged McAfee.com approximately $1.7 million under the reseller agreements.

     Japanese Distribution Agreement. On April 28, 2000, Network Associates Co., Ltd. ("NAC"), at that time a majority-owned, and as of June 27, 2001, a wholly-owned Japanese subsidiary of ours, entered into a Master OEM Distributor Agreement, effective as of January 1, 2000, with McAfee.com. Under the terms of the agreement, NAC will be the exclusive distributor of certain of McAfee.com's products in the Japanese PC OEM channel, subject to certain terms and conditions set forth in the agreement, for an initial term of three years. McAfee.com will receive a license fee and will in turn pay NAC ten percent (10%) of net sales revenue McAfee.com initially receives from PC OEM customers that subsequently purchase a subscription to McAfee Clinic. During the years ended December 31, 2000 and 2001, NAC paid license revenue to McAfee.com of $861,000 and $1.8 million respectively.

     In June 2001, McAfee.com and Sourcenext Corporation entered into a Japanese distribution agreement. At that time, notwithstanding our technology cross license agreement and the reseller agreements, we agreed Sourcenext was authorized to distribute to both OEM and retail customers in Japan, Japanese language versions of our and McAfee.com consumer products. Other than sales to specified OEMs, during the term of the Sourcenext distribution agreement, we and our Japanese subsidiary, NAC, have not agreed to distribute the covered products in Japan to retail customers and OEMs.

     Tax-Sharing Agreement. We have entered into a tax-sharing agreement with McAfee.com under which McAfee.com calculates its income taxes on a separate return basis. McAfee.com will be included in our consolidated group for federal income tax purposes as long as it is eligible to do so. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax-sharing agreement allocates tax liabilities between McAfee.com and us, during the period in which McAfee.com is included in our consolidated group, we could be liable in the event that any federal tax liability is incurred, but not discharged, by McAfee.com or any other members of our consolidated group.

     Under the tax-sharing agreement, McAfee.com and each other member has agreed to indemnify us if we are required to pay any tax liability amount in excess of our hypothetical separate income tax liability, provided we are not in default of our obligation to pay our hypothetical separate income tax liability.

     The tax-sharing agreement will terminate if McAfee.com is no longer eligible to join us in the filing of a consolidated federal income tax return. In the event of such termination, any net operating losses or other carryforward amounts would not be available to McAfee.com upon departure from the group. Under the tax-sharing agreement, McAfee.com will not be reimbursed for any such loss of tax benefits.

     Joint Cooperation Agreement. We have entered into a Joint Cooperation and Master Services Agreement with McAfee.com which governs the provision of technology services among the parties. Under this agreement, our anti-virus emergency response team (AVERT) will provide McAfee.com with research and solutions for virus events. The agreement also contains standard terms and conditions governing the provision of technology services from one party to the other under statements of work that may be negotiated from time to time. Currently, McAfee.com has entered into one such statement of work under which McAfee.com provides us infrastructure and technical support services for our web site. We pay McAfee.com a fee for these services in an amount equal to 10% of McAfee.com's total quarterly technology costs plus a ten-percent (10%) service charge. McAfee.com is obligated to provide these services until December 31, 2000 under this statement of work. During the years ended December 31, 2000 and 2001, we were charged approximately $200,000 and $0, respectively.

     Indemnification and Voting Agreement. We have entered into an Indemnification and Voting Agreement with McAfee.com which became effective on December 2, 1999. Except under certain specified circumstances, we will indemnify McAfee.com for all losses related to any third party claims relating to events or circumstances arising out of our actions or inactions, including those of our subsidiaries and officers and directors, on or prior to December 2, 1999. Additionally, for so long as we own at least 20% of McAfee.com's outstanding voting power, we will vote our shares of McAfee.com's common stock in favor of the election of two independent McAfee.com directors.

     Registration Rights Agreement. We have entered into a registration rights agreement with McAfee.com that entitles us to include the shares of common stock we own in McAfee.com in any future registration of common stock McAfee.com makes, other than any registration statement relating to an acquisition or a stock option plan. In addition, we or certain of our transferees can request that McAfee.com file a registration statement so we can publicly sell our McAfee.com shares. McAfee.com has agreed pursuant to the terms of this registration rights agreement to pay all costs and expenses, other than underwriting discounts and commissions, related to shares to be sold by us or certain of our transferees in connection with any such registration.

                               OTHER INFORMATION

     We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

                                          By order of the Board of Directors,

                                          -s- Kent Roberts
                                          Kent H. Roberts
                                          Secretary
                                          April 11, 2002

                                   APPENDIX A

                    SUMMARY OF THE 1997 STOCK INCENTIVE PLAN

     The key provisions of the Incentive Plan are summarized below. This summary, however, is not intended to be a complete description of all terms of the Incentive Plan. A copy of the plan text will be furnished to any stockholder upon request. Such a request should be directed to the Corporate Secretary at the company's principal executive office at 3965 Freedom Circle, Santa Clara, CA 95054.

     ADMINISTRATION AND ELIGIBILITY. The Compensation Committee administers the Incentive Plan. Employees, non-employee directors and consultants of the company are eligible to participate in the Incentive Plan, although incentive stock options may be granted only to employees. As of March 15, 2002, approximately 3,705 employees and consultants would have been eligible to participate in the Incentive Plan.

     FORM OF AWARDS. Awards under the Incentive Plan may take the form of options to acquire common stock of the company, stock appreciation rights ("SARs"), restricted shares or stock units, or any combination of these. No payment is required upon the grant of an award, except for the payment of the par value of any Restricted Stock awarded.

     Options may include nonstatutory stock options ("NSOs") as well as incentive stock options ("ISOs") intended to qualify for special tax treatment. The term of an option cannot exceed 10 years. The exercise price of an ISO must be equal to or greater than the fair market value of the common stock on the date of grant, while the exercise price of an NSO must be equal to or greater than 85% of fair market value. As of March 15, 2002, the closing price of the company's common stock on the New York Stock Exchange was $27.61 per share.

     The exercise price of an option may be paid in any legal form permitted by the Compensation Committee, including:

     - a full-recourse promissory note;

     - the surrender of shares of common stock; or

     - the surrender of restricted shares already owned by the optionee.

     The Compensation Committee may also permit optionees to pay off their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the company. The Incentive Plan also allows the optionee to pay the exercise price of an option through a "cashless exercise" in a broker assisted transaction.

     At any point in time, the Compensation Committee may offer to buy out an outstanding option for cash or give an optionee the right to give up their option for cash.

     An SAR permits the participant to elect to receive any appreciation in the value of the underlying stock from the company. This appreciation may be in shares of common stock, cash or a combination of the two, with the Compensation Committee having the discretion to determine the form in which such payment is made. The amount payable on exercise of an SAR is measured by the difference between the market value of the underlying stock at exercise and the exercise price. All SARs intended to be exempt from the section 162(m) limit will be granted with an exercise price equal to or greater than 100% of the fair market value of the common stock on the date of grant. SARs may, but need not, be granted in conjunction with options. Upon exercise of an SAR granted in tandem with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which an SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised.

     Restricted shares are shares of common stock that are subject to forfeiture in the event that the applicable vesting conditions are not satisfied. Restricted shares have the same voting and dividend rights as other shares of common stock. The recipient of restricted shares may pay all projected withholding taxes relating to the award with shares of common stock rather than cash.

     A stock unit is an unfunded bookkeeping entry representing the equivalent of one share of common stock. A holder of stock units has no voting rights or other privileges as a stockholder but may be entitled to receive dividend equivalents equal to the amount of dividends paid on the same number of shares of common stock. Dividend equivalents may be converted into additional stock units or settled in the form of cash, common stock or a combination of both. Stock units, when vested, may be settled by distributing shares of common stock or by a cash payment corresponding to the fair market value of an equivalent number of shares of common stock, or a combination of both. Vested stock units are settled at the time determined by the Compensation Committee. If the time of settlement is deferred, interest or additional dividend equivalents may be credited on the deferred payment. The recipient of stock units may pay all withholding taxes relating to the settlement of the award with common stock rather than cash.

     VESTING CONDITIONS. The Compensation Committee determines the vesting and other conditions. The vesting conditions may be based on:

     - the length of the recipient's service;

     - his or her individual performance;

     - the company's performance; and

     - other appropriate criteria.

     In the case of restricted shares and stock units, vesting is based on the company's performance.

     Where company performance is used as a vesting or issuance condition, performance goals are based on business criteria specified by the Compensation Committee, selected from one or more of the following:

    - cash flow,                                    - return on capital,
    - earnings per share,                           - return on stockholder equity,
    - gross margin,                                 - growth with respect to any of the foregoing
    - net income,                                   measures,
    - operating income,                             - expense reduction,
    - operating margin,                             - growth in bookings,
    - pre-tax profit,                               - growth in revenue, and
    - return on assets,                             - stock price increase.

     Vesting may be accelerated in the event of the recipient's death, disability or retirement or in the event of a transfer of control with respect to the company. Transfer of control is defined in the Incentive Plan as:

     - the direct or indirect sale or exchange by the stockholders of the company of all or substantially all of the voting stock of the company;

     - a merger in which the company is a party; or

     - the sale, exchange or transfer of all or substantially all of the assets of the company.

     A transfer of control will also occur in the event of a liquidation or dissolution of the company.

     DEFERRAL OF AWARDS. The Compensation Committee may permit or require the recipient of an award to:

     - have cash that otherwise would be paid to him or her, as a result of the exercise of an SAR or the settlement of stock units, credited to a deferred compensation account established for him or her as an entry on the company's books;

     - to have shares of common stock that otherwise would be delivered to him or her as a result of the exercise of an option or SAR converted into an equal number of stock units; or

     - to have shares that otherwise would be delivered to him or her as a result of the exercise of an option or SAR or the settlement of stock units converted into an amount credited to a deferred compensation account established for him or her on the company's books.

     The amount to be credited is measured by reference to the fair market value of common stock as of the date when shares otherwise would have been delivered to the award recipient. A deferred compensation account established under this provision may be credited with interest or other forms of investment return, as determined by the Compensation Committee.

     NUMBER OF RESERVED SHARES AND MAXIMUM AWARDS. The total number of shares of the company's common stock that may be issued under the Incentive Plan, subject to shareholder approval, is 32.48 million. Under the terms of the Incentive Plan, if:

     - any options, SARs, restricted shares or stock units are forfeited;

     - if options or SARs terminate for any other reason prior to exercise;

     - if options currently outstanding under the Predecessor Plan are forfeited or otherwise terminate unexercised; or

     - if stock units are settled,

then only the number of shares (if any) actually issued in settlement of such stock units reduces the number of shares available under the Incentive Plan and the balance again becomes available for awards under the Plan. If SARs are exercised, then only the number of shares (if any) actually issued in settlement of such SARs reduces the number available and the balance again becomes available for awards. No individual may receive options or SARs covering more than one million shares in any calendar year (subject to anti-dilution adjustments), except that the limit is 1.5 million shares for a new employee in the year in which he or she is hired. In the case of an award that is subject to performance vesting conditions, no individual may receive more than 300,000 restricted shares or stock units in any calendar year (subject to anti-dilution adjustments).

     NEW PLAN BENEFITS. Awards under the Incentive Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Incentive Plan.

FEDERAL TAX CONSEQUENCES

     The federal income tax consequences of awards under the Incentive Plan are summarized as follows:

  Options

     The award of stock options will have no federal income tax consequences to the company or the optionee at the time of the option grant.

     For ISOs the exercise will not result in any regular taxable income to the optionee at the time and neither will the company be entitled to any deduction, however, at the time of exercise, the excess of the fair market value over the exercise price is an adjustment for purposes of computing alternative minimum taxable income. If the optionee holds the shares for the required statutory period, the difference between the sale price and the exercise price generally will be taxed as a capital gain or loss. If the optionee holds the shares for less than the statutory period, the optionee will generally recognize ordinary income at the time of the sale equal to the excess of the fair market value of the shares at exercise (or if less, the sales proceeds) over the exercise price and the company will generally be entitled to a deduction for the same amount. Any additional gain on the disposition will generally be taxed as a capital gain.

     For NSOs the optionee will generally recognize taxable income equal to the excess of the fair market value at the time of exercise over the exercise price. This taxable income will be subject to withholding tax. Also the company can take a deduction equal to the ordinary income recognized by the optionee. Upon any subsequent disposition of the shares, the difference between the sale price and the exercise price will generally be taxed as capital gain or loss.

  Restricted Shares

     For restricted shares, unless the purchaser elects to be taxed at the time of issuance, these shares will generally be taxed in the same way as NSOs. However, due to the company's right to repurchase the shares when the purchaser stops providing services to the company, the holder does not recognize ordinary income at the time of the sale, but at the time at which the company's right to repurchase the shares stops. Ordinary income is measured as the difference between the purchase price and the fair market value of the shares on the date that the company's right to repurchase the shares stops.

  Stock Appreciation Rights

     For SARs, no income is recognized at the time of the grant. When the right is exercised, the recipient will recognize taxable income equal to the amount of the cash received and the fair market value of any common stock received. For a recipient who is also an employee, the income recognized will be subject to withholding and the company will be able to take a deduction equal to the same amount of that income. For common stock received upon exercise of an SAR, the subsequent sale will be treated in the same way as the gain or loss on an NSO.

  Stock Units

     The grant of a stock unit award results in no federal income tax consequences for the participant or the company. The payment of a stock unit award results in taxable income to the participant equal to the amount of the payment received. The value is based on the fair market value of the common stock on the date of the payment. The company will be able to take a deduction equal to the same amount.

                                   APPENDIX B

                SUMMARY OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN

SUMMARY OF THE PURCHASE PLAN

     The key provisions of our 2002 Employee Stock Purchase Plan (the "Purchase Plan") are summarized below. This summary, however, is not intended to be a complete description of all terms of the Purchase Plan. A copy of the plan text will be furnished to any stockholder upon request. Such request should be directed to the Corporate Secretary at our principal office at 3965 Freedom Circle, Santa Clara, CA 95054.

     General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted a "purchase right" at the beginning of each offering period under the plan, which gives the participant the right to purchase shares of our common stock through accumulated payroll deductions.

     Shares Subject to Plan. A maximum of 2,000,000 of our authorized but unissued or reacquired shares of common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the company, or in the event of any merger, sale of assets or other reorganization of the company. If a purchase right expires or terminates, the shares subject to the unexercised portion of the purchase right will again be available for issuance under the Purchase Plan.

     Administration. The Purchase Plan is administered by the board of directors or a duly appointed committee of the board. Subject to the provisions of the Purchase Plan, the board determines the terms and conditions of purchase rights. The board will interpret the Purchase Plan and purchase rights granted thereunder, and all determinations of the board will be final and binding on all persons having an interest in the Purchase Plan or any purchase right. The Purchase Plan provides, subject to certain limitations, for indemnification by the company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the plan.

     Eligibility. Any employee of ours or of any present or future parent or subsidiary corporation designated by the board for inclusion in the Purchase Plan is eligible to participate, so long as the employee works at least 20 hours per week and has been employed for at least 30 days. However, no employee who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of our stock or of any parent or subsidiary corporation is eligible to participate in the Purchase Plan. As of April 1, 2002, approximately 3,671 employees, including 10 executive officers, would be eligible to participate in the Purchase Plan were it then in effect.

     Offerings. Generally, the Purchase Plan will provide for sequential and overlapping offerings of approximately 24 months duration commencing on or about January 1 and July 1 of each year and ending on or about the last days of the second December and June thereafter, respectively. Each offering period will generally consist of 4 consecutive purchase periods of approximately six months duration. The board may establish a different term for one or more offerings, not to exceed 27 months, or different starting or ending dates for any offering period or purchase period. If the Purchase Plan is approved by the stockholders, the initial offering period will commence on July 1, 2002 and end on June 30, 2004.

     Participation and Purchase of Shares. Participation in an offering is limited to eligible employees who authorize payroll deductions prior to the "offering date," which is the first day of an offering period. Payroll deductions may not exceed 15% (or such other rate as the board determines) of an employee's compensation on any payday during the offering period. An employee who becomes a participant in the Purchase Plan will automatically participate in each subsequent offering period beginning immediately after the last day of the offering period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

     Subject to any limitations or notice requirements which we impose, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an offering. Upon withdrawal, we will refund without interest the participant's accumulated payroll deductions not previously applied to the purchase of shares. A participant who withdraws from an offering may not again participate in the same offering. If the fair market value of a share of common stock on the last day of a purchase period, other than the final purchase period of an offering, is less than the fair market value of a share of common stock on the offering date of that offering, then, unless a participant elects otherwise, each participant will be withdrawn automatically from the current offering after purchasing shares and enrolled in the new offering commencing immediately following thereafter.

     Subject to certain limitations, each participant in an offering is granted a purchase right equal to the lesser of a number of whole shares determined by dividing $50,000 by the fair market value of a share of common stock on the offering date or 10,000 shares. In addition, no participant may purchase shares under this plan or any other employee stock purchase plan of ours (or of our subsidiaries) to the extent that the right to purchase shares accrues at a rate exceeding $25,000 (based on the fair market value of the shares on the offering date) for each calendar year in which the purchase right is outstanding. Purchase rights are nontransferable and may only be exercised by the participant.

     On the last day of each purchase period during an offering, each participant purchases a number of shares determined by dividing the amount of his or her payroll deductions accumulated during the purchase period by the purchase price, limited in any case by the number of shares subject to the participant's purchase right for that offering.

     The price at which shares are sold under the Purchase Plan is equal to 85% of the lesser of the fair market value per share of our common stock on (i) the offering date or (ii) the purchase date. The fair market value of our common stock on any relevant date generally will be the closing price per share as reported on the New York Stock Exchange. On April 1, 2002, the closing price per share of our common stock was $23.65. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase an additional whole share, in which case the remaining amount may be applied to the next purchase period.

     Change in Control. In the event of a "change in control", as defined in the Purchase Plan, the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof may assume our rights and obligations under the Purchase Plan. However, if the acquiror elects not to assume such rights and obligations, the purchase date of the then current purchase period will be accelerated to a date before the change in control specified by the board. Any purchase rights that are not assumed or exercised prior to the change in control will terminate.

     Termination or Amendment. The Purchase Plan will continue until terminated by the board or until all of the shares reserved for issuance under the plan have been issued. The board may at any time amend or terminate the Purchase Plan, except that the approval of our stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the board as corporations whose employees may participate in the Purchase Plan.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the offering date or within one year after the purchase date on which the shares are acquired (a

"disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss.

     If the participant disposes of shares at least two years after the offering date and at least one year after the purchase date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) an amount equal to 15% of the fair market value of the shares on the offering date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss.

     A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Currently, long-term capital gains are generally subject to a maximum tax rate of 20%.

     If the participant disposes of the shares in a disqualifying disposition, we should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, we are not allowed a tax deduction.

NEW PLAN BENEFITS

     Because benefits under the Purchase Plan will depend on employees' elections to participate and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Purchase Plan is approved by the stockholders. Non-employee directors are not eligible to participate in the Purchase Plan.

                                   DETACH HERE
                                      PROXY
                            NETWORKS ASSOCIATES, INC.

                               3965 Freedom Circle
                          Santa Clara, California 95054
           This Proxy is Solicited on Behalf of the Board of Directors

        You may vote by telephone, by internet or by mail, please return your proxy in the enclosed business reply envelope.

        The undersigned hereby appoints George Samenuk and Kent Roberts as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of common stock of Networks Associates, Inc. held of record by the undersigned on April 5, 2002, at the Annual Meeting of Stockholders to be held on May 15, 2002, or any adjournment thereof.


        ------------

        Vote by Telephone

        ------------

        It's fast, convenient, and immediate!

        Call Toll-Free on a Touch-Tone Phone

        1-877-PRX-VOTE (1-877-779-8683).

        ---------------------------------------------

        Follow these four easy steps:

        1.   Read the accompanying Proxy Statement and Proxy Card.

        2.   Call the toll-free number.

             1-877-PRX-VOTE (1-877-779-8683).

        3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

        4.   Follow the recorded instructions.

        ----------------------------------------------

        Your vote is important!

        Call 1-877-PRX-VOTE anytime!

        ------------

        Vote by Internet

        ------------

        It's fast, convenient, and your vote is immediately confirmed and posted.

        ------------------------------------------------

        Follow these four easy steps:

        1.   Read the accompanying Proxy Statement and Proxy Card.

        2.   Go to the Website http://www.eproxyvote.com/net

        3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

        4.   Follow the instructions provided.

        -------------------------------------------------

        Your vote is important!

        Go to http://www.eproxyvote.com/net anytime!

        Do not return your Proxy Card if you are voting by telephone or internet.

    SEE REVERSE SEE REVERSE SIDE (Continued and to be signed on reverse side)

                                   DETACH HERE

[X]      Please mark votes as in this example.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [ ]

This Proxy, when properly executed, will be voted in the manner directed herein by the assigned stockholder. If no direction is taken this proxy will be voted for Proposals 1, 2, 3, 4 and 5.

1.      Election of Class I Director.

        Nominee: Ms. Liane Wilson

        [ ]  For                   [ ] Withheld

2. To approve an amendment to the 1997 Stock Incentive Plan to increase the number of shares of the Company's common stock reserved for issuance thereunder by 5,000,000 shares.

        [ ]  For                    [ ] Against                      [ ] Abstain

3.      To approve the adoption of the Company's 2002 Employee Stock Purchase
        Plan.

        [ ]  For                    [ ] Against                      [ ] Abstain

4. To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants for the fiscal year ending December 31, 2002.

        [ ]  For                    [ ] Against                      [ ] Abstain

5. At their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

        Please sign exactly as name appears to the left. When shares are held in joint tenancy, all such persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:                                   Date:
           ---------------------------             -----------------------------

Signature:                                   Date:
           ---------------------------             -----------------------------